Filed Pursuant to Rule 424(b)(3)
Registration No. 333-166720

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated October 15, 2010)

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC.
11,384,566 shares of Common Stock

This Prospectus Supplement No. 1 amends and supplements the Prospectus dated October 15, 2010 (the “Prospectus”) of SinoCoking Coal and Coke Chemical Industries, Inc. (“SinoCoking”) relating to the offer and sale from time to time by certain selling stockholders of up to 11,384,566 shares of common stock, par value $0.001 per share (the “Shares”), which includes the following shares issued to investors in our private placement financings under Regulation D and Regulation S, completed on March 11, 2010: (a) 2,343,268 shares of common stock issued to non-U.S. investors; (b) 1,171,634 shares of common stock underlying warrants issued to non-U.S. investors; (c) 5,001,667 shares of common stock issued to U.S. investors; and (d) 2,867,997 shares of common stock underlying warrants issued to U.S. investors and placement agents.  This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS, AS SUPPLEMENTED BY THIS PROSPECTUS SUPPLEMENT, AND ANY OF OUR OTHER FILINGS INCORPORATED THEREIN BY REFERENCE.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is October 21, 2010.

AMENDMENT TO SELLING SECURITY HOLDER INFORMATION

This Prospectus Supplement No. 1 is being filed in connection with a change to the Selling Security Holder information set forth in the Prospectus.  Specifically, two of the Selling Security Holders, Hudson Bay Overseas Fund Ltd. (“Hudson Bay Overseas Fund”) and Hudson Bay Fund LP (“Hudson Bay Fund”), which are affiliated with one another, have announced a restructuring in which Hudson Bay Overseas Fund was renamed Hudson Bay Master Fund Ltd. (“Hudson Bay Master Fund”).  Further, Hudson Bay Fund assigned its assets, including the Shares that it owned, to Hudson Bay Master Fund.  As a result, this Prospectus Supplement No. 1 is being filed to amend the Selling Security Holders table in the Prospectus so that it reflects: (1) the renaming of Hudson Overseas Fund to “Hudson Bay Master Fund Ltd.” and (2) the transfer of the securities relating to the Shares previously owned and registered in the name of Hudson Bay Fund to Hudson Bay Master Fund (collectively the “Restructuring”).

Accordingly, this Prospectus Supplement No. 1 amends the Selling Security Holders table beginning on page 43 in the Prospectus by deleting the Hudson Bay Fund line item and by deleting the Hudson Bay Overseas Fund line item and replacing it with a new Hudson Bay Master Fund line item in the Selling Security Holders table (and the related amended footnotes) to reflect the Restructuring.  All other information in the Prospectus shall remain unchanged.  Percentage of beneficial ownership was calculated based on 20,871,192 shares of SinoCoking common stock outstanding as of October 18, 2010.  This Prospectus Supplement No. 1 reflects only the total number of Shares registered for resale by Hudson Bay Master Fund, and we note that it does not reflect sales of Shares by Hudson Bay Overseas Fund and by Hudson Bay Fund pursuant to the Prospectus that may have occurred prior to the date of this Prospectus Supplement No. 1.

Name (A)	Securities Beneficially Owned Prior to Offering(1) (B)		Securities Being Offered (C)		Securities Beneficially Owned After Offering (2) (D)	% Beneficial Ownership After Offering (4) (E)
Hudson Bay Master Fund Ltd. (107)	750,000	(108)	750,000	(108)	0	0%

(105)	Reserved.

(106)	Reserved.

(107)
The address of this security holder is 120 Broadway, 40th Floor, New York, NY 10271.  Hudson Bay Capital Management, LP, the investment manager of this security holder, has voting and investment power over the securities held by this security holder and may be deemed to be the beneficial owner of these securities.  Sander Gerber, in his capacity as managing member of Hudson Bay Capital GP LLC, which is general partner of Hudson Bay Capital Management, LP, may also be deemed to have investment discretion and voting power over these securities.  Sander Gerber disclaims any beneficial ownership over these securities.

(108)
Includes 500,000 shares of Common Stock and 250,000 shares of Common Stock underlying the Warrants owned by this selling security holder in connection with the Financing, all of which are registered for resale pursuant to the Securities Purchase Agreement.

(323)	Reserved.